                                                                    Exhibit 10.2

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

                  THIS AGREEMENT is made and entered into this 5th day of December, 1997, by and among:

         (1) ARROW OPERATING COMPANY, a Texas corporation; (herein referred to as "SELLER");

         (2) KELLY W. HOFFMAN and L. S. DECKER (herein referred to as "SHAREHOLDERS"); and

         (3) LOMAK PETROLEUM, INC., a Delaware corporation (herein referred to as "BUYER").

                  WHEREAS, SELLER's only business is the exploration, development and operation of the hereinafter described three Fuhrman-Mascho Units in Andrews County, Texas, and in furtherance of such business SELLER has purchased interests in such units, repaired, restored or reworked numerous of the existing wells located on such Units, and has drilled numerous new wells on such Units;

                  WHEREAS, SELLER and BUYER desire to reorganize SELLER by having SELLER transfer and sell its business and substantially all of its assets to BUYER solely in exchange for voting capital stock of BUYER and the assumption and payment by BUYER of SELLER's obligations and liabilities, all in accordance with the terms and conditions hereinafter set forth;


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                  WHEREAS, SHAREHOLDERS as the sole shareholders of SELLER in satisfaction of the conditions of BUYER and as an inducement to BUYER to execute this Agreement, wish to assume certain liabilities of SELLER to BUYER as set forth in Section 13.03;

                  WHEREAS, the Boards of Directors of SELLER and BUYER deem it advisable and in the best interests of such corporations and their shareholders that the reorganization and exchange described above be completed on the terms and conditions hereinafter set forth and in accordance with all applicable laws, and have adopted resolutions to that effect; and

                  WHEREAS, to effect such exchange and assumption SELLER desires to sell and BUYER desires to buy on and subject to the terms and conditions of this agreement, all of SELLER'S interests in and to the following:

         (1) the units established under and by virtue of the following described unit agreements:

                  (a) Unit Agreement establishing the Block 10 Fuhrman Mascho Unit dated September 15, 1969, recorded in Volume 377, at page 81, of the Records of Andrews County, Texas, executed by Union Oil Company of California, et al;

                  (b) Unit Agreement establishing the West Fuhrman Mascho Unit dated February 1, 1968, recorded in Volume 360, at page 59, of the Records of Andrews

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                           County, Texas, executed by Continental Oil Company,
                           et al; and

                  (c) Unit Agreement establishing the Northeast Fuhrman Mascho Unit dated May 1, 1971, recorded in Volume 383, at page 819, of the Records of Andrews County, Texas, executed by Union Oil Company of California, et al;

                  as such agreements have been amended to date (Unit Agreements) and with respect to each unit, the "Unitized Formation" and all of the oil, gas and other minerals in and produced from such formation in and under the "Unit Area" as the same are described in such Unit Agreements;

         (2) all oil, gas and mineral leases, royalty interests, overriding royalty interests and net profits interests (including but not limited to the overriding royalty and net profits interests to be assigned SELLER by Stratum Group Energy Capital, L.P., but excluding and this agreement shall not cover the interests granted under the Equity Conversion Agreement dated August 9, 1996, between SELLER and Stratum Group Energy, L.P., as amended to date) covering the Unit Area, only insofar as the same cover or pertain to the Unitized Formation in and under the Unit Area;

         (3) all wells located on the Unit Areas which were drilled to or are producing or capable of producing from the Unitized Formation, together with all personal property and equipment located on such Unit Areas or used or obtained in connection with such units or wells, including but not limited to, all casing, pipe, tubing, separators, wellheads and in-hole equipment, tanks, motors, pipelines, gathering systems, compressors, heaters, treaters, injection wells

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                  and related equipment, disposal wells and related equipment, property and equipment located at the "yard" south of the "water injection site" on the Unit Area for the Block 10 Fuhrman-Mascho Unit, fixtures, facilities and other such personal property and equipment used or useful in connection with the production, gathering, storing, measuring, treating, operating, maintaining, marketing or transportation of production from the Unitized Formation;

         (4) the permits, licenses, orders, pooling or unitization orders and agreements, communitization agreements, operating agreements, exploration agreements, farmin or farmout agreements, letter agreements, processing, transportation or lease agreements and any other contracts or agreements which, and only insofar as the same cover, relate or pertain to the properties and interests described in (1), (2) and (3) above;

         (5) the rights-of-way, easements, servitudes, surface leases, pipelines and gathering systems, which and only insofar as the same cover, re late or pertain to the properties and interests described in (1), (2) and (3) above; and

         (6) all books, records, reports, manuals, files, title documents, correspondence, records of production, maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, property records, contract files, operation files, tax and accounting records, maps, engineering and geological data and, subject to applicable licensing or confidentiality agreements, all geophysical information and material and data, interpretative maps, core analyses, hydrocarbon analyses, well logs, mud logs, core data, field studies, seismic data and information, reports and analyses, together with any other files,

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                  contracts or records and data of SELLERS of any kind or
                  character, whether originals, reproductions, microfilm, or computer records which pertain or relate to the properties and interests described in (1) through (5) above; provided, however, that this section shall not cover and SELLERS shall have no obligation to furnish BUYER with information not in its possession or which it cannot provide because of third parties restrictions;

which interests in such properties are collectively referred to herein as the "CONTRACT PROPERTIES".

                  NOW, THEREFORE, SELLER and BUYER have covenanted and agreed, and by these presents do covenant and agree, as follows:

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                                        I

                       Reorganization by Sale and Exchange
                       -----------------------------------

                  1.01-A QUALIFYING "C" REORGANIZATION. The parties hereto agree to complete the Reorganization on or before the Closing Date (as defined in Section 10.01) on the terms and conditions set forth in this agreement. Pursuant to the requirements of Section 368(a)(l)(c) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, BUYER agrees to issue and deliver to SELLER that number of shares of BUYER's Common Stock as specified below and to assume the liabilities of SELLER as specified below in exchange for and SELLER agrees to sell and deliver to BUYER all of its interests in the CONTRACT PROPERTIES, being substantially all of its assets. Immediately after the exchange, SELLER shall have transferred to BUYER substantially all of the properties (as defined in said Section 368(a)(l)(C) of the Internal Revenue Code of 1986, as amended) of SELLER. BUYER may contemporaneously with the Closing convey the business of SELLER and the CONTRACT PROPERTIES to a controlled or wholly owned subsidiary corporation or limited partnership in which BUYER has active and substantial management functions as a partner and/or a significant ownership interest. Following the Closing SELLER will liquidate and



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distribute all of its assets, including BUYER's Common Stock, to its shareholders, in accordance with their respective interests.

                  1.01-B IMPLEMENTATION OF REORGANIZATION. SELLER shall (i) take all necessary corporate action and obtain all approvals and consents necessary to complete the reorganization of SELLER; (ii) secure the consent of any party whose consent is necessary to the consummation of the reorganization; (iii) file all necessary documents, returns, notices and/or applications with all governmental entities having jurisdictional, regulatory or taxing authority over such reorganization; and (iv) on the Closing Date, deliver and transfer all of the CONTRACT PROPERTIES and business of SELLER to BUYER in accordance with
Article 10.

                  1.02 PURCHASE PRICE. As the consideration for the CONTRACT PROPERTIES, BUYER will at the Closing hereinafter provided, assume and pay the liabilities described on the attached "Schedule of Liabilities" and will be obligated to deliver to SELLER within three (3) business days following the Closing Date, that number of the shares of BUYER's Common Stock, (calculated in the manner set forth in Section 10.02), the value of which, when added to the assumed and paid liabilities, will equal the sum of Forty Million Dollars ($40,000,000.00), which sum is referred to herein as the


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"Purchase Price" and which sum is subject to being adjusted in accordance with the provisions of Sections 7.01 and 7.02.

                  1.03 EFFECTIVE TIME. Such sale and purchase shall be effective for all purposes as of the first day of October, 1997, at 7:00 o'clock A.M., C.S.T. (the "Effective Time"). Title to and ownership of the CONTRACT PROPERTIES will be transferred and assigned by SELLER to BUYER at the Closing hereinafter provided, effective as of such Effective Time.

                  BUYER will be entitled to all of the rights and incidents of ownership with respect to such CONTRACT PROPERTIES from and after such Effective Time, including the right to all oil, gas and hydrocarbons thereafter produced from or attributable thereto, and the proceeds thereof and shall assume, bear and be responsible for the duties, liabilities and obligations of SELLER under the Basic Documents (see Section 2.01(h)) and the duties, liabilities and obligations of ownership attributable to the CONTRACT PROPERTIES from and after the Effective Time, including the obligation to plug and abandon all wells located on such lands, restore the surface of such lands and the obligations set forth in Article VI (Environmental Matters). SELLER will be entitled to all of the rights and incidents of ownership with respect to the CONTRACT PROPERTIES prior to the Effective Time, including the right to all


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oil, gas and hydrocarbons theretofore produced from or attributable to the
CONTRACT PROPERTIES prior to such time, and the proceeds from the sale thereof, and, subject to the provisions of Article VI, shall bear and be responsible for the duties, liabilities and obligations of ownership attributable to the CONTRACT PROPERTIES prior to the Effective Time. Notwithstanding the foregoing, SELLER has, under Sections 2.07, 5.03 and 6.02 assumed and shall be and remain responsible for the obligations as set forth therein for the period prior to the Closing Date and BUYER shall not have assumed or be responsible for such obligations hereunder.

                  1.04 TAXES. All ad valorem taxes on or in respect of the CONTRACT PROPERTIES for the calendar year 1997 shall be prorated among BUYER and SELLER as of the Effective Time. Each party will bear and pay all ad valorem, production and severance taxes on or in respect of the production allocated to it, regardless of the time any such taxes are assessed.

                  1.05-A INDEMNITY. BUYER agrees to indemnify and save, protect and hold SELLER harmless from and against any claims, demands, causes of action, losses, damages, liabilities, costs, expenses, fines, penalties or judgments, including, without limitation, reasonable attorneys' fees and expenses, which arise out of, result from or are related to the Basic Documents or the ownership


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and/or operation by BUYER of the CONTRACT PROPERTIES after the Effective Time, except as limited by the last sentence of Section 1.03.

                  Subject to the limitations and procedures set forth in this Agreement in Sections 2.07, 5.03 and 6.02, SELLER agrees to indemnify and save, protect and hold BUYER harmless from and against any claims, demands, causes of action, losses, damages, liabilities, costs, expenses, fines, penalties or judgments, including, without limitation, reasonable attorneys' fees and expenses, which arise out of, result from or are related to the ownership and/or operation by SELLER of the CONTRACT PROPERTIES prior to the Effective Time and with respect to which SELLER receives notice as hereinafter set forth on or before one (1) year from the Closing Date.

                  1.05B INDEMNITY PROCEDURE. As soon as reasonably practical after obtaining knowledge thereof, the indemnified party (the "INDEMNITEE") shall notify the indemnifying party (the "INDEMNITOR") of any claim or demand which the INDEMNITEE has determined has given or could give rise to a claim for indemnification under this Section 1.05 or Articles II, V, VI or XIII. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then


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determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding (judicial or regulatory) is brought with respect to which a party may be liable under this Section 1.05 or Articles II, V, VI or XIII, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding, which INDEMNITOR'S counsel shall deem appropriate) shall be at the discretion of and conducted by INDEMNITOR. Notwithstanding the foregoing, BUYER shall have the right to control the defense of any action, including the designation of legal counsel, in matters involving governmental or judicial claims in excess of $1,000,000. If INDEMNITEE shall settle any such action, suit or proceeding without the written consent of INDEMNITOR (which consent shall not be unreasonably withheld), the right of INDEMNITEE to make any claim against INDEMNITOR on account of such settlement shall be deemed conclusively denied. Notwithstanding the foregoing, if any party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the first proviso above, neither party shall, without the other party's consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such


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action would create or attach liability or obligation to the other party. The parties agree to make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to any action, suit or proceeding, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any such action, suit or proceeding.

                                       II

                    Representations and Warranties of Seller
                    ----------------------------------------

                  2.01 As of the Closing Date, SELLER represents and warrants to BUYER as follows:

                  (a) ORGANIZATION AND GOOD STANDING. SELLER is duly incorporated, validly existing and in good standing under the laws of the State of Texas, and it is duly authorized and qualified to transact business in the State of Texas, and it has all requisite power and authority to conduct its business and to own its interests in the CONTRACT PROPERTIES.

                  (b) POWER. SELLER has all requisite power and authority to execute and deliver, and to perform all its obligations under, this Agreement and all other documents and instruments executed in connection herewith. The execution and delivery by SELLER of this


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Agreement and all other documents contemplated hereby or referred to herein, and the performance by it of the promises, covenants and agreements herein made by it will not be in violation of the agreement by which it was created and under which it exists. The execution and delivery by SELLER of this Agreement and all other documents contemplated hereby or referred to herein, and the performance by it of the promises, covenants and agreements herein made by it will not be in violation of, constitute a breach of, or constitute an event of default under any agreement or indenture to which it is subject or by which it is bound.

                  (c) CORPORATE APPROVAL. The execution and delivery by SELLER of this Agreement and all other documents contemplated hereby or referred to herein have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of any of its stockholders, except as set forth in Article I, (ii) violate the charter or by-laws of such corporation, or (iii) to its knowledge violate any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it.

                  (d) GOVERNMENT CONSENT. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency


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or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by SELLER of this Agreement or any transfer, assignment, conveyance, bill of sale or agreement executed and delivered pursuant hereto subject to the requirements of the State of Texas with respect to certain of the oil, gas and mineral leases covered by this agreement.

                  (e) BINDING OBLIGATION. This Agreement constitutes the legal, valid and binding obligation of SELLER enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

                  (f) VIOLATIONS. SELLER is not in default with respect to the CONTRACT PROPERTIES under or in violation of any law, order, writ, injunction, rule, regulation or decree of any governmental body, agency or court or of any commission or other administrative agency, which violation could materially adversely affect the ownership and operation of any CONTRACT PROPERTY. With respect to the ownership, operation, production and sale of hydrocarbons and carrying on of its business with respect to the CONTRACT PROPERTIES, it has complied with all laws, rules and regulations applicable thereto, the failure to comply with which could materially adversely affect the ownership or operation of such CONTRACT PROPERTIES.


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                  (g) BROKERS. Any obligation or liability, contingent or
otherwise, incurred by SELLER for brokers' or finders' fees in respect of the matters provided for in this Agreement shall be the sole obligation of it, and BUYER shall have no responsibility therefor.

                  (h) BASIC DOCUMENTS. The term "Basic Documents" means all of the documents evidencing interests which comprise the CONTRACT PROPERTIES and all contractually binding arrangements to which the SELLER or CONTRACT PROPERTIES may be subject and which will be binding on the CONTRACT PROPERTIES or on BUYER after the Closing of the sale and purchase herein provided, including, without limitation, deeds, surface leases, oil, gas and mineral leases, assignments, overriding royalty assignments, mineral and royalty deeds, farmout and farmin agreements, option agreements, pooling agreements and declarations, assignments of production payments, unit agreements, unit operating agreements, joint operating agreements, joint venture agreements, surface leases, agreements for the disposal of salt water, production marketing contracts, division orders and the like. SELLER is not in breach or default with respect to any of its obligations pursuant to any Basic Document or any regulations incorporated therein or governing same, except in a manner which does not and will not materially reduce the value of


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the CONTRACT PROPERTIES. All payments due under each Basic Document with respect to SELLER's interests therein have been made. There has not occurred any event, fact or circumstance which, with the lapse of time or the giving of notice, or both, would constitute a breach or default by SELLER which would materially reduce the value of the CONTRACT PROPERTIES. SELLER has not been given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any provision thereof.

                  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, constitute a default under, or result in a violation of the provisions of any Basic Document and will not conflict with any provision of the agreements pursuant to which the interests of SELLER in or by virtue of any Basic Document was created. The representation and warranty in the preceding sentence shall not apply to and does not cover any such breach, default, violation or conflict which may be or result in an impairment, encumbrance, or failure of title to, or interfere with the use, operation, or possession of the CONTRACT PROPERTIES, or for which a claim may or could have been asserted under Article V.


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                  (i) LEASES AND AGREEMENTS. With respect to the Basic
Documents, SELLER or a predecessor in interest of SELLER has fulfilled all requirements applicable to SELLER for filings, certificates, disclosures of parties in interest, and other similar matters contained in leases and other instruments (or otherwise applicable thereto by law, rule or regulation) and SELLER is fully qualified to own and hold the interests of SELLER therein.

                  (j) OPERATING AGREEMENTS. With respect to the joint, unit or other operating agreements relating to the CONTRACT PROPERTIES, except as provided in Schedule 2.01(j) hereto, (1) there are no outstanding calls or payments under authorities for expenditures for payments which are due by it or which it has committed to make which have not been made with respect to the CONTRACT PROPERTIES; (2) there are no drilling or development operations currently being conducted on or in respect of CONTRACT PROPERTIES, and there are no remaining payout accounts applicable to the CONTRACT PROPERTIES resulting from the failure of any party to participate in material operations heretofore conducted on or in respect of a CONTRACT PROPERTY; (3) there are no material operations under the operating agreements with respect to which it has become a non-consenting party, and no CONTRACT PROPERTY is presently or, as the result of


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any election heretofore made, will be relinquished because of nonparticipation in any operation pursuant to any operating agreement; and (4) there are no pending investment adjustments applicable to it because of changes in participation under any unit operating agreement or otherwise.

                  (k) GAS CONTRACTS AND RELATED MARKETING AGREEMENTS. Attached as Schedule 2.0l(k)(a) hereto is a schedule of all gas sales agreements to which the CONTRACT PROPERTIES are subject, (except agreements to be released at Closing) directly or by act of a third party, or by which any interest of it in gas produced from or attributable to a CONTRACT PROPERTY is otherwise disposed of, which provide for a term in excess of thirty (30) days or which can not be terminated by SELLER by notice not in excess of thirty (30) days. No gas sales agreement warrants the amount of gas to be delivered. SELLER, or a predecessor in interest of it, has made all filings necessary under any law or regulation to
(i) allow it to obtain the maximum lawful price allowed by such law or regulation for natural gas produced from or attributable to the CONTRACT PROPERTIES, and (ii) authorize the sale of its natural gas. Approvals of such filings have been obtained or, with respect to pending filings, it has no knowledge of any reason why such approval will not be forthcoming in the normal course; and no purchaser of


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natural gas is withholding payment of the full share of the proceeds of all sales made by it.

                  Attached as Schedule 2.01(k)(b) hereto is a schedule of all transportation, gathering, compressing, treating, marketing and other agreements which relate to or affect the sale of gas produced from the CONTRACT PROPERTIES.

                  (l) LIQUID SALES AGREEMENTS. Except as set forth on Schedule 2.01(l) hereto, all crude oil and condensate sale arrangements relating to its share of liquids produced from the CONTRACT PROPERTIES may be terminated upon not more than 60 days' notice without penalty or detriment or will be released at Closing. No purchaser of liquids is withholding payment of the full share of SELLER of the proceeds of all sales, other than for matters of title or completion of division orders.

                  (m) PREPAYMENTS AND GAS BALANCING. With respect to the CONTRACT PROPERTIES, (i) there are no "take-or-pay" prepayments for which an obligation of SELLER to deliver gas after the Effective Time exists, (ii) SELLER is not obligated, under any prepayment arrangement, "take or pay" contract, production payment agreement or other arrangement, to deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor,
(iii) there are no imbalances resulting from any gas balancing agreement


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

except (x) as set forth on Schedule 2.01(m) hereto, (y) those routinely occurring when actual production has varied from allowables, which are not considered material and which are routinely corrected and adjusted periodically, and (z) those as a result of which there presently exists an obligation and corresponding account for cash balancing, which are not recoupable or collectible from production from the CONTRACT PROPERTIES.

                  (n) CALLS ON PRODUCTION. The CONTRACT PROPERTIES are subject to the calls on production as set forth on Schedule 2.01(n) hereto. As of Closing, there is in effect no exercise of a call on the production from any CONTRACT PROPERTY, except as set forth on Schedule 2.01(n).

                  (o) WELLS. Every well described on Schedule 2.01(o) is located on the Unit Area and has been drilled and completed within the Unitized Formation or within the limits otherwise permitted by contract, pooling or unit agreement and by law, and the drilling and completion of all wells included in the CONTRACT PROPERTIES and all development and operations on the CONTRACT PROPERTIES have been conducted in material compliance with all applicable lease and contract provisions and laws, ordinances, rules, regulations and permits of any court or governmental body or agency. No well on the CONTRACT PROPERTIES is subject to penalties on allowables after the


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

Effective Time hereof because of any overproduction or any other violation of applicable laws, rules, regulations or permits, orders or decrees of any governmental body or agency, which would prevent such well from being entitled to its full, legal and regular allowable, from and after the date hereof, as prescribed by any court or governmental body or agency.

                  (p) SUITS. Except as set forth on Schedule 2.01(p) hereto, there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body, including, without limitation, condemnation, expropriation, surface damage, waste disposal, property damage, automotive and public liability or forfeiture proceedings against SELLER in respect of the CONTRACT PROPERTIES.

                  (q) PERMITS. There have either been received all of the governmental licenses and permits required for SELLER to own and operate the CONTRACT PROPERTIES as presently owned and operated, and such licenses, permits and filings are in full force and effect, or there have been made applications for all such licenses and permits and it has no reason to believe that such licenses and permits will be denied. No material violation exists in respect of any such license or permit, and no proceeding is pending or threatened to challenge, revoke or limit any such license or permit, and SELLER


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

has complied in all material respects with all laws, rules, regulations, ordinances, codes, orders, licenses, concessions and permits relating to the CONTRACT PROPERTIES, including, but not limited to, labor, environmental, civil rights, occupational safety and health, product pricing and antitrust laws.

                  (r) LEASE PAYMENTS. All rental, royalty, shut in royalty and other lease accounts with respect to the CONTRACT PROPERTIES are current, and all payments required thereunder have been made. All material surface damage, waste disposal, right of way or other obligations of them to landowners and lessors asserted prior to the Effective Time have been paid.

                  (s) PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGNMENTS. Intentionally left blank.

                  (t) PARTNERSHIPS. None of the CONTRACT PROPERTIES is subject to a tax partnership or other partnership.

                  (u) PUBLIC UTILITY HOLDING COMPANY. SELLER is not a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company At of 1935, as amended.


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

                  (v) BANKRUPTCY PROCEEDINGS. There are no bankruptcy, reorganization or arrangements being contemplated by SELLER or, to its knowledge, threatened against SELLER.

                  (w) NON-FOREIGN SELLER. SELLER is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

                  (x) MATERIAL. As used in this Section 2.01 and in Section 2.07 hereof the term "material" or "materially" shall mean the sum of $10,000, so that "materially adversely affect" or "materially reduce the value" shall mean a loss or reduction in value of $10,000 or more.

                  2.02 CONDITION OF PERSONAL PROPERTY. SELLER makes no warranty or representation, express or implied, with respect to the merchantability, quality, condition, or fitness for any particular purpose, or operability of any personal property or equipment in, on or used or obtained in connection with the CONTRACT PROPERTIES, and the interest in such personal property and equipment to be sold and delivered hereunder shall be sold and delivered to BUYER AS IS, WHERE IS, IN THE CONDITION IN WHICH THE SAME EXISTS AND WITH ALL FAULTS AND DEFECTS, WHETHER APPARENT OR HIDDEN.

                  2.03 Intentionally left blank.

                  2.04 RESERVES OF HYDROCARBONS. SELLER makes no warranty, express or implied, as to the amount of reserves of oil, gas or other hydrocarbon attributable to the CONTRACT PROPERTIES. Except as expressly stated in Section 2.02, SELLER makes no warranty, express or implied, with respect to the ability of the CONTRACT PROPERTIES to produce oil, gas or other hydrocarbon.

                  2.05 DATA AND INFORMATION FURNISHED. Pursuant to the provisions of this Agreement, SELLER has agreed to supply certain information to BUYER. So far as SELLER knows and believes, such information is complete and correct. SELLER makes no warranty, express or implied, as to the accuracy or completeness of any information, data or other materials contained in their files or supplied to BUYER. Such information, data and other materials are provided solely as a matter of convenience to BUYER, and any reliance upon, or use of, such information, data or other materials by BUYER is at BUYER'S sole risk and peril.

                  2.06 LIMITATION ON WARRANTIES. Other than as expressly provided in Sections 2.0l, 2.02 and 2.05, or Article V of this Agreement, SELLER makes no warranty, express or implied, as to the CONTRACT PROPERTIES, or as to the condition, fitness for a particular purpose, quantity or quality of usefulness of any of the CONTRACT PROPERTIES, notwithstanding any other implied provision of this Agreement or the law. No person has been authorized to make any representation not contained in or expressly referred to in this

Agreement. BUYER has made and is relying solely on its own independent inspection and examination of the CONTRACT PROPERTIES, and neither BUYER nor any other person shall be entitled to rely on any information or representation not contained in this Agreement.

                  2.07 INDEMNITY FOR BREACH OF SECTION 2.01 REPRESENTATIONS AND WARRANTIES. SELLER shall indemnify and defend BUYER from and against any claims, demands, causes of action, obligations and liabilities (including court costs and reasonable attorneys' fees) made or brought by any person or entity, including BUYER, within a period of one (1) year from the Closing Date, arising out of, in connection with, or attributable to a material (as defined in Section 2.01(x)) breach of the representations and warranties made by SELLER to BUYER in
Section 2.01 hereof.

                  2.08 CONDITIONS OF INDEMNITY. BUYER shall promptly upon the receipt of a claim for material breach, but in no event later than one year from the Closing Date (R&W-Notice Date), deliver to SELLER written notice of such claim for the material breach of a representation or warranty made by SELLER in
Section 2.01. Such notice shall specify the representation or warranty as to which the claim is made, the facts giving rise to such claim, the alleged basis for the claim, the value attributable to such claim and all documentation, opinions and analysis in the possession of BUYER establishing or relating to such claim. SELLER shall have a period of one (1) month after the R&W-Notice Date within which to attempt to cure such material breach ("R&W-Settlement Date"). If there exists on such R&W-Settlement Date a claim for material breach which has not been cured then, on or before five (5) days of such date ("R&W-Election Date"), BUYER may, by written notice delivered to SELLER, elect to:

                  (a) waive such breach and retain the undivided interests in the CONTRACT PROPERTIES to which such breach pertains, if any; or

                  (b) convey to SELLER by special warranty conveyance, the undivided interest in the CONTRACT PROPERTIES to which such breach pertains, if any, and receive as payment therefor, the value attributable to such interest; or

                  (c) if such breach does not relate to any particular undivided interest in the CONTRACT PROPERTIES and if SELLER and BUYER are able to agree upon the value of such breach, receive as payment for damages caused by such breach, an amount equal to such agreed value; or

                  (d) if such breach does not relate to any particular undivided interest in the CONTRACT PROPERTIES, and if SELLER and BUYER are unable to agree upon the value of such breach, waive such breach or submit the same to arbitration as set forth in Section 14.04.

If the aggregate value attributable to all claims for material breaches of the representations and warranties for which recovery under Sections (a), (c) or (d) above is established is less than $100,000, then with respect to such claims, BUYER shall be deemed to have elected to waive all of such breaches and claims. If the aggregate value of such recovery is $100,000 or more then the indemnity obligation shall apply to the entire amount. The failure by BUYER to so notify SELLER of a claim for a material breach on or before the R&W-Notice Date or of its election on or before the R&W-Election Date, shall constitute an election by BUYER to waive such claim. Claims for indemnity shall, to the extent they do not conflict with the provisions of this section, be subject to Section 1.05B.

                                       III

                     Representations and Warranties of Buyer
                     ---------------------------------------

                  3.01  BUYER represents and warrants to SELLER as follows:

                  (a) ORGANIZATION AND GOOD STANDING. BUYER is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and it or the entity to which the CONTRACT PROPERTIES are to be assigned on the Closing Date is or will be duly authorized and qualified to transact business in the State of Texas and to own the CONTRACT PROPERTIES.

                  (b) POWER. BUYER has all requisite power and authority to execute and deliver, and to perform all its obligations under, this Agreement and all other documents and instruments executed in connection herewith.

                  (c) CORPORATE APPROVAL. The execution and delivery by BUYER of this Agreement and all other documents contemplated hereby or referred to herein have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of any of its stockholders, (ii) violate its charter or by-laws, or (iii) to its knowledge violate any provisions of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it.

                  (d) GOVERNMENT CONSENT. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by BUYER of this Agreement or any other document contemplated hereby or referred to herein.

                  (e) BINDING OBLIGATION. This Agreement constitutes the legal, valid and binding obligation of BUYER enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

                  (f) BROKERS. If any obligation or liability of BUYER exists for brokers' or finders' fees in respect of the matters provided for in this Agreement, such obligation or liability shall be the sole obligation of it, and SELLER shall have no responsibility therefor.

                  (g) REGISTRATION OF BUYER'S COMMON STOCK. Within thirty (30) days from the Closing Date, BUYER shall prepare and file with the Securities and Exchange Commission (the "Commission"), a shelf registration statement on Form S-3 or other appropriate form (the "Registration Statement") pursuant to Rule 415 under the Securities Act of 1933, as amended, and all rules and regulations under such Act (the "Securities Act") covering the BUYER's Common Stock (as defined in Section 10.02). In connection with the Registration Statement, BUYER shall use its best efforts to effect the registration of the BUYER's Common Stock. BUYER shall bear and pay all expenses in connection with the registration effected including, without limitation all expenses incident to BUYER's performance of or compliance with the registration rights granted hereunder, including all registration and filing fees, fees and expenses of compliance with securities and blue sky laws, printing and engraving expenses, messenger, telephone and delivery expenses, and fees and disbursements of counsel for BUYER, all independent certified public accountants and underwriters, if any (excluding discounts and commissions of underwriters, if any, which shall be the obligation of SELLER). BUYER shall maintain the registration of BUYER's Common Stock for a period of at least one (1) year from the date the Registration Statement is approved and take such other steps as may be reasonably necessary to permit BUYER's Common Stock to be fully and freely salable without restrictions and so that it may be freely traded or sold in the States of Texas or New York or on the New York Stock Exchange.

                                       IV

                          Certain Agreements of SELLER
                          ----------------------------

                  4.01 SELLER covenants and agrees that from and after the date hereof and unless and until this Agreement is terminated as hereinafter provided:

                  (a) SALES. It will not sell, transfer, assign, convey or otherwise dispose of any CONTRACT PROPERTY other than: (i) pursuant to this Agreement; (ii) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business; and (iii) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the CONTRACT PROPERTIES.

                  (b) ENCUMBRANCES. It will not create or permit the creation of any lien, security interest or encumbrance on any CONTRACT PROPERTY, the oil or gas produced therefrom or attributable thereto, or the proceeds thereof.

                  (c) OPERATION OF PROPERTIES. Except as set forth on Schedule 4.01(c), it (i) will not agree to participate in the drilling of any new well on the CONTRACT PROPERTIES or fail to participate in operations thereon proposed by other parties, without the advance consent of BUYER; (ii) will not remove, cause to be removed, sell, abandon or otherwise dispose of and shall use due diligence to maintain the wells, property and equipment described in item (3) of the introduction of this agreement; (iii) will perform all of the obligations of it under contracts relating to or affecting the CONTRACT PROPERTIES; (iv) will exercise all due diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data and all other confidential information in its possession relating in any way to the CONTRACT PROPERTIES; (v) will not knowingly take any action which will cause any purchaser of production attributable to the CONTRACT PROPERTIES to place in suspense any payment for production sold; (vi) will inform BUYER of all third party requests for funds with respect to operations on the CONTRACT PROPERTIES and will not, without providing BUYER a reasonable opportunity to instruct it, agree to participate in any proposed operation on the CONTRACT PROPERTIES other than routine recovery operations or operations necessary in the case of an emergency; and (vii) except for this Agreement, will not enter into or cause any contract, agreement or commitment with respect to the CONTRACT PROPERTIES which is not in the ordinary course of business as heretofore conducted in association with the CONTRACT PROPERTIES, or which involves payments, receipts or potential liabilities by SELLER of an amount in excess of the sum of $25,000.

                  It will promptly advise BUYER of all operations on or with respect to the CONTRACT PROPERTIES other than the routine, recurring operation, maintenance and production thereof.

                  (d) CONTRACTS AND AGREEMENTS. It will not (i) grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment to BUYER of any CONTRACT PROPERTY;
(ii) enter into any gas sales contract or new crude oil sales or supply contract with respect to the CONTRACT PROPERTIES herein provided to be sold and conveyed which is not terminable (together with any supplier-purchaser relationship or dedication accompanying such contract) at will and without penalty or detriment on notice of 30 days or less; (iii) incur or agree to incur any contractual obligation or liability, absolute or contingent, with respect to the CONTRACT PROPERTIES which are herein provided to be sold and conveyed, except as otherwise provided herein; or (iv) enter into any transaction the effect of which, considered as a whole, would be to cause any CONTRACT PROPERTY which is herein provided to be sold and conveyed to be altered as of the Effective Time.

                  (e) CONSENTS. If any approval or consent by any federal, state or local government is required to vest good and marketable title to any interest in any CONTRACT PROPERTY in BUYER and to the subsequent use and operation by BUYER thereof, it will exercise its best efforts, or as reasonably requested by BUYER, to obtain all such required approvals or consents. SELLER will use their best efforts to obtain from all purchasers of hydrocarbons from the CONTRACT PROPERTIES appropriate transfer orders designating BUYER as the appropriate party for payment, effective as of the Effective

Time, with respect to the CONTRACT PROPERTIES which are sold and conveyed to BUYER hereunder.

                  (f) ABANDONMENTS. SELLER will not abandon any of the CONTRACT PROPERTIES without the advance written consent of BUYER, except as is required by order, judgment or decree of a governmental authority.

                  (g) NOTICE OF DEFAULTS. SELLER will give prompt written notice to BUYER of any notice of default (or threat of default, whether disputed or denied) received or given by it subsequent to the Effective Time under any instrument or agreement affecting the CONTRACT PROPERTIES to which SELLER is a party or by which it or any of the CONTRACT PROPERTIES is bound.

                  (h) NOTICE OF EVENTS AND PROPOSALS. If between the date hereof and the Closing SELLER becomes aware of (i) any action or occurrence arising after the date hereof which reasonably may materially affect any of the CONTRACT PROPERTIES, or (ii) any proposal from a third party to engage in any material transaction with respect to any of the CONTRACT PROPERTIES, it will give prompt written notice to BUYER of such action, occurrence or proposal.

                  (i) AMENDMENTS. SELLER will not supplement, amend, alter, modify or waive any Basic Document, insofar as it covers the interest therein which is herein provided to be sold and conveyed, except in the ordinary course of business, nor surrender, permit to expire (except upon expiration of its term) or terminate any Basic Document except as may be authorized by BUYER in writing in each instance.

                                       V

                                 Title Defects
                                 -------------

                  5.01 SELLER'S REPRESENTATIONS. SELLER represents and warrants that it will have at the Closing of the exchange and reorganization herein provided, "Color of Title" to the CONTRACT PROPERTIES, free of all liens and security interests or Title Defects (i.e. other than errors in the calculation of the Expenses or Revenue Interests ("Calculation Errors"), imperfections of title which deprive SELLER of Color of Title to a CONTRACT PROPERTY or interest therein and materially interfere with the use, operation or possession of or materially reduce the value of a CONTRACT PROPERTY or interest therein or the production and sale of Unitized Substances for the account of SELLER therefrom), sufficient to, with respect to each Unit:

                  (a) vest in SELLER the right to receive that portion set forth below under the heading "Revenue" of the Unitized Substances produced, saved and sold from the Unitized Formation in and under the Unit Area of each Unit, as such Units are described in the Agreement;

                  (b) obligate SELLER to bear and pay that portion set forth below under the heading "Expense" of the costs and expenses of operating the Unitized Formation in and under the Unit Area of each such Unit, with respect to the production of Unitized Substances therefrom.

                                                                                   Allocated
                                                           Expense      Revenue    Percentage
                                                           -------      -------    ----------

                           West Fuhrman Mascho Unit        .9669167    .7518798      35.0%
                           Northeast Fuhrman Mascho Unit   .8439618    .6651496      25.0%
                           Block 10 Fuhrman Mascho Unit    .8568860    .6778141      40.0%

                  5.02 COLOR OF TITLE; TITLE DEFECTS. The term "Color of Title" shall have the meaning provided in Texas Civil Practice and Remedies Code
Section 16.021(2) (A). Provided, however, and notwithstanding such definition, as to each Unit Tract (as defined in the UNIT AGREEMENTS described in connection with the CONTRACT PROPERTIES) there is a well that has produced Unitized Substances continuously for a period of ten (10) years immediately prior to the Effective Time and SELLER or its predecessors in title have been in possession of each Unit Tract and the produced Unitized Substances (i.e. paying unit operating expenses and receiving the proceeds from the sale of Unitized Substances with respect thereto) under Color of Title, then as to such Unit Tract,

SELLER shall be deemed to have Color of Title free of all Title Defects, except with respect to Calculation Errors or liens and security interests. The term "Title Defects" shall not include any error or imperfection in title which affects or relates to a CONTRACT PROPERTY or interest therein to which there is allocated a value of less than $10,000. The $10,000 limitation shall not apply to Calculation Errors, liens and security interests, which shall be adjusted dollar for dollar from the first dollar and such adjustments shall not be credited toward the $100,000 threshold in Section 5.03.

                  5.03 TITLE DEFECT NOTICE AND PROCEDURE. BUYER shall promptly upon discovery, but in no event later than ninety (90) days from the Closing Date ("TD-Notice Date"), deliver to SELLER written notice of a claim for a Title Defect. Such notice shall specify the Title Defect, the facts and basis for such defect, the value attributable to such defect and all documentation, opinions and analysis by BUYER or its representatives or in their possession relating to or establishing such defect. SELLER shall have a period of twenty (20) days after the TD-Notice Date within which to attempt to cure such defect ("TD-Settlement Date"). If there exists on the TD-Settlement Date Title Defects which have not been cured, then on or before five

(5) days after such date ("TD-Election Date") BUYER may by written notice delivered to SELLER, elect to:

                  (a) waive such defect and retain the interest in the CONTRACT PROPERTIES to which such defect pertains; or

                  (b) convey to SELLER by special warranty conveyance, the interests in the CONTRACT PROPERTIES to which such defect pertains, if any, and receive as payment therefor, the value attributable to such interests.

                  If the aggregate value of the interests sought to be conveyed to SELLER under (b) above, less and except the value of the interests described in Section 5.04 below, is less than $100,000, then with respect to such interests, BUYER shall be deemed to have elected to proceed under (a) above. The failure by BUYER to so notify SELLER of a Title Defect on or before the TD-Notice Date or of its election on or before the TD-Election Date, shall constitute an election by BUYER to proceed under (a) above.

                  5.04 INCREASE OF SELLER'S INTERESTS. If it is discovered during the 90-day period set forth in 5.03 above that, at Closing, SELLER was vested Color of Title to interests in the CONTRACT - PROPERTIES (or that there exist errors in the calculation of SELLER's interests the correction of) which would increase the value of SELLER's interests in a CONTRACT PROPERTY or interest therein, then the value of such increase shall be deducted from any payments owed by SELLER to BUYER under 5.03(b) above.




                                       VI

                             Environmental Matters
                             ---------------------

                  6.01 This section intentionally left blank.

                  6.02 SELLER'S INDEMNITY. SELLER agrees to indemnify, save, protect and hold BUYER harmless from and against any claims, demands, causes of action, obligations and liabilities (including all costs and reasonable attorneys' fees): (i) brought by any third person or any agency, branch, or representative of any federal, state or local government; or (ii) asserted by BUYER for remediation within one (1) year from the Closing Date, on account of any personal injury, any death, any damage, destruction or loss of property, or any contamination of natural resources (including air, soil, surface water, or ground water) resulting from or arising out of any Environmental Defect, provided:

                  (a) such claim is not for the removal, disposal or otherwise related to asbestos, mercury, PCB's, Naturally Occurring Radioactive Material and other hazardous substances as identified under applicable Environmental Laws affixed or attached to the wells, materials, property and equipment located on any CONTRACT PROPERTY arising out of or in connection with BUYER's activities or operations on the CONTRACT

                           PROPERTIES, including but not limited to, the repair or replacement of such property and equipment and the plugging and abandoning of such wells;

                  (b) such claim is for an amount in excess of $10,000; and

                  (c) written notice of such claim is received by SELLER on or before one (1) year from the Closing Date.

                  As used in this Article VI, "Environmental Defect" shall mean an environmental condition of or on the CONTRACT PROPERTIES which was created or caused by SELLER or its predecessors-in-interest prior to the Closing Date which applicable Environmental Laws required to be remediated prior to such date. As used in this Article VI, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which SELLER has conducted operations including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws.

                  6.03 CONDITIONS OF INDEMNITY. BUYER shall promptly upon the receipt of a claim for an Environmental Defect, but in no event later than one
(1) year from the Closing Date deliver to SELLER written notice of a claim for an Environmental Defect. If the aggregate value for all claims for Environmental Defects, written notice of which is received on or before one (1) year after the Closing Date is less than $100,000, then SELLER shall have no indemnity obligations with respect thereto. If the aggregate value for such claims exceeds $100,000 then SELLER's indemnity obligation shall apply to the entire amount.

                  6.04 DISPOSAL OF WASTE. BUYER shall dispose of or discharge any of its hazardous waste and toxic waste (including produced water, drilling fluids, and other associated waste) in accordance with applicable environmental laws and other laws concerning the environment in effect from time to time after the Closing Date and when BUYER (or related entity) has assumed operations. When and if any lease, an interest in which has been assigned hereunder, is terminated, BUYER shall take whatever remedial action on the respective CONTRACT PROPERTY that is necessary to satisfy any applicable environmental laws or other laws concerning the environment in effect at that time.

                  6.05 INDEMNIFICATION BY BUYER. After the Closing Date and subject to the indemnification obligations of SELLER under Section 6.02, BUYER shall indemnify and defend SELLER from and against any claims, demands, causes of action, obligations and liabilities, including without limitation those resulting in whole or in part from the negligence or strict liability of SELLER but excluding the fraudulent concealment by SELLER as to which SELLER shall not receive indemnification, and including any costs of cleanup or plugging liabilities for any wells brought by any person, including any employees, agents, or representatives of either the BUYER or the SELLER, any private citizen, or any agency, branch, or representative of any federal, state, tribal, local or foreign government, on account of any personal injury, any death, any damage, destruction or loss of property, or any contamination of natural resources (including air, soil, surface water, or ground water) resulting from or arising out of any liability under any environmental law, or other laws concerning the environment in effect from time to time, caused by or connected with any condition on such CONTRACT PROPERTY.

                  6.06 COOPERATION OF THE PARTIES. SELLER and BUYER shall cooperate in attempting to resolve or mitigate in the most cost effective manner any remedial environmental action required to be taken with respect to any CONTRACT PROPERTY and shall cooperate in the defense of any enforcement action, including negotiation, litigation, settlement, and design and construction of any facilities connected with any remediation demand.




                                      VII

                           Purchase Price Adjustments
                           --------------------------

                  7.01 ADJUSTMENTS.

                  1. The Purchase Price shall be adjusted upward by the following: (i) the value of all merchantable, allowable liquid hydrocarbons in storage on the Effective Time at the location of the CONTRACT PROPERTIES that is credited to the CONTRACT PROPERTIES, based upon the actual prices being paid less the cost of transportation, however paid, and less taxes and other expenses, if any, deducted by the purchaser of such hydrocarbons; (ii) the proceeds received by BUYER in connection with the CONTRACT PROPERTIES attributable (in accordance with generally accepted accounting principles "GAAP") to the period prior to the Effective Time; and (iii) the amount of actual expenditures of SELLER (including royalties, delay rentals and other charges, and ad valorem, property, production, excise, severance and other taxes (other than income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom), expenses, including drilling, completion and workover expenses, billed under applicable operating agreements, and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements attributable to the period subsequent to the Effective Time.

                  2. The Purchase Price shall be adjusted downward by the following: (i) the proceeds received by SELLER in connection with the CONTRACT PROPERTIES attributable in accordance with GAAP attributable to the period after the Effective Time; (ii) an amount equal to all ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing or relating to the CONTRACT PROPERTIES prior to the Effective Time to the extent not paid by SELLER before the Closing Date and thereafter assumed by BUYER;
(iii) the amount of all actual direct expenditures of SELLER (including royalties, rentals and other charges, expenses, including drilling, completion and workover expenses, billed under such agreements), that are, in accordance with GAAP, attributable to the ownership or the operation of the CONTRACT PROPERTIES before the Effective Time, to the extent not paid by the SELLER before the Closing Date and thereafter assumed and paid by Buyer; and (iv) the amounts set forth in Sections 5.03 and 6.02 with respect to Title Defects and Environmental Defects identified prior to Closing Date.

                  7.02 ACCOUNTING AND TIME OF ADJUSTMENTS. No later than three
(3) days prior to Closing, SELLER shall furnish BUYER with an estimated accounting showing in reasonable detail the accounting provided in Sections 1.03, 7.01 and 10.02(3) to be effected. If pursuant to such estimated accounting either SELLER or BUYER shall owe any obligation to the other, then the Purchase Price paid at Closing shall be adjusted to reflect such charges and credits which are necessary to accomplish such adjustment. Promptly after the Closing Date (but not later than ninety (90) days thereafter), SELLER shall furnish BUYER with a final accounting showing in reasonable detail the adjustments necessary to effect such accounting. For a period of ninety (90) days following receipt by BUYER of such accounting, each party shall provide to the other party and its representatives with access to all records reasonably required to confirm such accounting. If within thirty (30) days after the end of such second ninety (90) day period SELLER and BUYER are unable to agree on such accounting and the adjustments to be made to the Purchase Price the same shall be submitted to the accounting firm of Arthur Anderson, L.L.P. for determination, and the determination made by such firm shall be binding and conclusive. The fees charged and expenses incurred by such firm for such services shall be borne by SELLER and BUYER, in equal proportions.




                                     VIII.

                      Conditions to Obligations of SELLER
                      -----------------------------------

                  The obligations of SELLER to consummate the sale and purchase transaction provided for herein are subject, at the option of SELLER, to the fulfillment on or prior to the Closing of each of the following conditions:

                  8.01 REPRESENTATIONS. The representations and warranties of BUYER herein contained shall be true and correct in all respects on the Closing as though made on and as of such date.

                  8.02 PERFORMANCE. BUYER shall have performed all of its obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

                  8.03 PENDING MATTERS. No suit, action or other proceeding shall be pending which seeks to restrain, enjoin or other-wise prohibit the consummation of the transactions contemplated by this Agreement.

                                       IX

                       Conditions to Obligations of BUYER
                       ----------------------------------

                  The obligations of BUYER to consummate the sale and purchase transaction provided for herein are subject, at the option of BUYER, to the fulfillment on or prior to the Closing of each of the following conditions:

                  9.01 REPRESENTATIONS. The representations and warranties of SELLER herein contained shall be true and correct in all material respects on the Closing as though made on and as of such date.

                  9.02 PERFORMANCE. SELLER shall have performed all of its obligations, covenants and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

                  9.03 PENDING MATTERS. No suit, action or other proceeding shall be pending or threatened (i) against SELLER before any court or governmental agency which might result in impairment or loss of value as to any part of the CONTRACT PROPERTIES herein provided to be sold and conveyed (other than normally encountered title disputes which are not, as to the particular CONTRACT PROPERTY involved, material and which do not represent serious threats of the loss of title); or (ii) which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

                  9.04 LIABILITY. No liability which affects, in a materially adverse manner, a CONTRACT PROPERTY, or the ability of BUYER to receive the economic benefits therefrom has been or is threatened to be asserted with respect to a CONTRACT PROPERTY, relating to violations of pricing laws, rules or regulations administered by the Department of Energy or Federal Energy Regulatory Commission.

                  9.05 ACCESS. SELLER shall have afforded BUYER and its officers, employees and representatives free and complete access to the CONTRACT PROPERTIES and the records of SELLER pertaining there- to, from and after the date of this Agreement.

                  9.06 ADVERSE CHANGE. Prior to the Closing there shall not have occurred a material adverse change in the CONTRACT PROPERTIES or in their production characteristics, taken as a whole, including, but not limited to, acts of God, fire, explosion, accident, strike, lockout, combination of workmen, war, embargo, writ, condemnation, confiscation, seizure, activities of armed forces, operation of laws, rules or regulations, or casualty (regardless of whether such casualty is covered by insurance) or any other matters outside the control of the parties hereto but excepting depletion due to normal production, depreciation of equipment through ordinary wear and tear and transactions permitted under this Agreement. For purposes hereof "material adverse change" shall mean in the aggregate more than $4,000,000.

                  9.07 INSTRUMENTS TO BE DELIVERED. There shall be delivered to BUYER at the Closing (i) the instruments provided in clause 10.02(1) (a), and
(ii) the opinion of SELLER's counsel that the representations and warranties made by SELLER in clauses 2.01(a), (b), (c) and (e) are true and correct as of such time.


                  9.08 STRATUM RELEASE. There shall have been delivered to SELLER at or before Closing conveyances by Stratum Group Energy Capital, L.P. to SELLER of all of its overriding royalties and net profits interests in the CONTRACT PROPERTIES and releases by Stratum Group Energy Capital, L.P. of all of its liens, security interests and any other interests in the CONTRACT PROPERTIES and the production therefrom.

                                       X

                                    Closing
                                    -------

                  10.01 TIME AND PLACE. The Closing of the purchase and sale herein provided (the "Closing") shall be effected in the offices of RAUSCHER PIERCE RENFRES, INC., in Dallas, Texas, on or before December 8, 1997, ("Closing Date"), or at such other time as may be mutually agreed upon by the parties.

                  10.02 ACTIONS AT CLOSING. At such Closing:

         (1) SELLER will:

                  (a) execute and deliver to BUYER an assignment and bill of sale in substantially the form attached hereto;

                  (b) deliver to BUYER (i) the certificate of SELLER with knowledge of the facts that each of the representations and warranties made by SELLER in clause 2.01 are true and correct as of such time, and
                           (ii) the opinion of counsel described in Section
                           9.07;

                  (c)      deliver to BUYER possession of the CONTRACT
                           PROPERTIES;

                  (d) deliver to BUYER such of the following files maintained by it as relate to the CONTRACT
                           PROPERTIES:

                           (1) land, lease and title files, and division order files,

                           (2)      land maps,

                           (3) well files, engineering files, operation files, and production files,

                           (4)      logs,

                           (5)      geological files and maps,

                           (6) seismic and other geophysical files, except to the extent the same constitute interpretations made by

                                    SELLER which SELLER deems confidential or proprietary and which relate to other properties owned by such SELLER,

                           (7) accounting files relating to operations subsequent to the Effective Time,

                           (8)      gas contract files, and

                           (9)      gas balancing files and records,

                           together with computer data base information with respect thereto, available for electronic transfer; and

                  (e) execute and deliver to BUYER non-foreign affidavits in compliance with Section 1445 of the Internal Revenue Code of 1986.

          (2)     BUYER will:

                  (a) pay the Purchase Price (as adjusted pursuant to the preceeding provisions hereof) in the following manner:

                           (1) BUYER will assume and pay at the Closing the obligations and liabilities of SELLER set forth on the attached Schedule of Liabilities ("Liabilities") in the manner set forth on such schedule;

                           (2) BUYER will deliver to SELLER that number of shares of BUYER's Common Stock equal to the quotient of (i) the amount by which the Purchase Price exceeds the Liabilities assumed and paid by BUYER at the Closing, divided by (ii) the "Stock Price", being an amount equal to the average closing price of the shares of BUYER's Common Stock as published in the "Wall Street Journal" for the five-day period ending two days prior to the Closing Date. As used in this agreement, the phrase "BUYER's Common Stock" shall mean fully paid, non-assessable, unrestricted, unregistered, voting shares of BUYER's common stock; and

                           (b)      take possession of the CONTRACT PROPERTIES.

                  (3) There will be effected between the parties such accounting as is then practicable to give effect to the provisions of Sections 1.04 and 7.01 hereof.

                  (4) The parties will execute and deliver such other and further instruments (including appropriate letters in lieu of division or transfer orders and forms and bonds required to be filed with any governmental entity in respect of changes in operator) and will do and perform such other and further acts and things as may be necessary to effect the agreements herein made.

                  10.03 ACTIONS AFTER CLOSING. After such Closing each party, at the request of the other and without further consideration, will from time to time execute and deliver such other and further instruments, make such cash payments, and do and perform such other and further acts and things as may be necessary or appropriate to effect the agreement herein made.

                  If, within one (1) year after the Closing either party shall receive any payment belonging to the other party or pay any obligation of the other party, the party receiving the payment due to the other party shall promptly remit the same to such other party, and the party making a payment for the account of the other party shall be promptly reimbursed by the other party the amount of such payment.

                  SELLER will cooperate with and assist BUYER in its efforts to effect the succession of BUYER as operator of the CONTRACT PROPERTIES now operated by SELLER.

                  10.04 This section intentionally left blank.




                                       XI

                             Earnest Money Deposit
                             ---------------------

                  11.01 DEPOSIT AND ACTIONS TO BE TAKEN. No earnest money deposit shall be made or required.




                                      XII.

                                  Termination
                                  -----------

                  12.01 RIGHT OF TERMINATION. This Agreement and the transactions contemplated herein may be completely terminated at any time at or prior to the Closing:

         (i)      by mutual consent of the parties;

         (ii) by any party if a Closing shall not have occurred on or before December 8, 1997, for a reason other than the breach by such party of this Agreement;

         (iii) by any party if, at or prior to a Closing any suit, proceeding, claim or other judicial or administrative matter or action (other than a suit or proceeding instituted directly or indirectly by the party seeking to effect such termination) is pending or threatened which directly or indirectly may materially adversely affect the transaction, the CONTRACT PROPERTIES, or title to the CONTRACT PROPERTIES or any material portion thereof; or

         (iv) by BUYER if prior to a Closing there has been a material adverse change, which has occurred or which shall be pending or threatened, to the CONTRACT PROPERTIES, the value of which in the aggregate exceeds $4,000,000.

                  12.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to any provision of this Article XII, this Agreement will become void and have no effect, and none of the parties hereto shall have any further right or duty to the other hereunder, except as expressly provided to the contrary herein.

                                      XIII

                Insurance. SELLER's and Shareholder's Liability
                -----------------------------------------------

                  13.01 INSURANCE. There are described on the Schedule of Insurance attached hereto two insurance policies described as the "Chubb Policy" and the "AGI Policy" (collectively the "Policies"). SELLER shall either (a) assign the Policies to BUYER or (b) have BUYER named as an additional insured. BUYER shall not have to exhaust any rights with respect to recovery under the Policies prior to claiming indemnification rights under this Agreement.

                  13.02 SELLER'S LIABILITY. The maximum amount of SELLER's aggregate liability for or with respect to any breach of a covenant, obligation, representation or warranty, or indemnity obligation of any kind hereunder, excluding the payment obligations contained in Article V, but including and not limited to the indemnity and payment obligations contained in Articles I, II, and VI, shall be limited to the sum of $2,000,000. Such aggregate limitation of SELLER's liability shall be in addition to and therefore not reduced by any: (i) insurance proceeds paid to BUYER pursuant to Section 13.01 hereto; and (ii) sums paid to BUYER under the provisions of Sections 5.03, 7.01, 7.02 and 10.03 hereof.

                  13.03 SHAREHOLDER'S LIABILITY. If, as and when there is distributed to L. S. Decker and Kelly W. Hoffman ("Shareholders") or their legal representatives or designees, as the sole shareholders of SELLER, BUYER's Common Stock pursuant to the Reorganization of SELLER as set forth in this Agreement, Shareholders shall be deemed to have assumed jointly and severally, subject to the limitations contained in Section 13.02, all obligations of SELLER under this Agreement to the same extent as the SELLER's obligation, provided however SHAREHOLDERS' aggregate liability under this Agreement shall not exceed the return of the unsold shares of BUYER's Common Stock and the proceeds, if any, received by SHAREHOLDERS in the event of the sale of all or part of such stock.

                                       XIV

                                  Miscellaneous
                                  -------------

                  14.01 ENTIRE AGREEMENT. This Agreement, the documents to be executed hereunder, and each Appendix and exhibit attached hereto constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

                  14.02 WAIVER. No waiver of any of the provisions of this Agreement will be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  14.03 CAPTIONS. The captions in this Agreement are for convenience only and may not be considered a part of or as affecting the construction or interpretation of any provision of this Agreement.

                  14.04 GOVERNING LAW AND ARBITRATION. This Agreement, all documents delivered pursuant hereto and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas.

                  Except as specifically set forth in this agreement, all disputes arising out of or in connection with the execution, interpretation or performance of this agreement shall, to the fullest extent permitted by law, be solely and finally determined by arbitration conducted in Dallas, Texas, in accordance with the Texas General Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof. The decision of the arbitrator(s) shall be reduced to writing and shall be binding on the parties. Judgment upon any award so determined may be entered and executed in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The costs and expenses of such arbitration shall be borne in such manner as may be determined by such arbitrator(s).

                  14.05 NOTICES. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid telegram, overnight courier, telecopier, facsimile transmission, or delivered, as follows:

                  If to SELLER, to:
                        Kelly W. Hoffman
                        Arrow Operating Company
                        8144 Walnut Hill Lane, Suite 998
                        Dallas, Texas 75231
                        TELEPHONE: 214/373-8888 FAX: 214/696-7771

                  If to KELLY W. HOFFMAN, to:
                        Arrow Operating Company
                        8144 Walnut Hill Lane, Suite 998
                        Dallas, Texas 75231
                        TELEPHONE: 214/373-8888 FAX: 214/696-7771



                  If to L. S. DECKER, to:
                        1706 Seamist, Suite 590
                        Houston, Texas 77008
                        TELEPHONE: 73/880-434 FAX: 713/880-1990

                  If to BUYER, to:
                        Chad L. Stephens
                        Lomak Petroleum, Inc.
                        500 Throckmorton Street, Suite 1900
                        Fort Worth, Texas 75102
                        TELEPHONE: 817/870-2601 FAX: 817/870-2316



or to such other address or to the attention of such other person as shall be designated in writing by any party to the other party hereafter. All notices will be deemed to have been given as of the date of receipt.

                  14.06 EXPENSES. Each party shall be solely responsible for all expenses incurred by it in connection with this transaction, including, without limitation, fees and expenses of its own counsel and accountants, and shall not be entitled to any reimbursement therefor from any other party hereto.

                  14.07 CONFIDENTIALITY. BUYER shall not provide any information concerning the CONTRACT PROPERTIES or any aspect of the transactions contemplated by this Agreement to anyone other than its respective affiliates, proposed lending institutions, officers, employees and representatives, except as required by law. These limitations will terminate on the earlier to occur of
(i) the Closing of the transactions contemplated herein, or (ii) such time as the information and data in question becomes generally available to the oil and gas industry other than through the breach by either party or its respective officers, employees or representatives of the obligations of the section. BUYER agrees that if this Agreement is terminated for any reason whatsoever, it will, on SELLER request, promptly return to SELLER all information and data furnished or made available to it by SELLER in connection with the investigation by BUYER of the CONTRACT PROPERTIES.

                  14.08 AUDITS. Wherever under this Agreement an accounting determination or reconciliation is required with respect to any matter arising hereunder, any party may, at its expense, perform or cause to be performed such audit as is deemed appropriate. The parties will cooperate to provide all necessary access to the information required for any such audit.

                  14.09 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  14.10 ASSIGNMENT. No assignment may be made by any party of this Agreement or of any right, privilege, cause of action or obligation hereunder, except as otherwise provided in this Agreement.

                  This Exchange and Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.




                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date above recited.

                        SELLER:
                              ARROW OPERATING COMPANY


                              By
                                 ---------------------------------
                                    Kelly W. Hoffman, President


                        BUYER:
                              LOMAK PETROLEUM, INC.


                              By:
                                 ---------------------------------



                        SHAREHOLDERS:

                               ------------------------------------
                               Kelly W. Hoffman



                               ------------------------------------
                               L. S. Decker